As filed with the Securities and Exchange Commission on August 3, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XPO LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0450326 (I.R.S. Employer Identification No.)

Five American Lane Greenwich, CT (Address of principal executive offices)	06831 (Zip Code)

XPO LOGISTICS, INC.

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Karlis P. Kirsis
Corporate Secretary
XPO Logistics, Inc.
Five American Lane

Greenwich, CT 06831
(Name and address of agent for service)

(855) 976-6951
(Telephone number, including area code, of agent for service)

With a copy to:

Jonathan Awner, Esq.

Christina C. Russo, Esq.

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value (1)	1,150,000 (2)	$81.44	$93,656,000.00	$12,156.55

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.001 per share (“Common Stock”), of XPO Logistics, Inc. (the “Registrant”, “XPO” or the “Company”) registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable pursuant to the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, as amended (the “Plan”).
(3)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock as reported on The New York Stock Exchange (“NYSE”) on July 28, 2020.

EXPLANATORY NOTE

On April 17, 2020, the Board of Directors of XPO Logistics, Inc. (the “Company”) approved an amendment to the 2016 Omnibus Incentive Compensation Plan (the “Plan”), subject to stockholder approval at the Company’s 2020 Annual Meeting of Stockholders, to increase the number of shares of Common Stock, par value $0.001 per share (“Common Stock”), authorized for issuance under the Plan from 5,400,000 shares of Common Stock to 6,550,000 shares of Common Stock (the “Plan Increase”). On May 14, 2020, the Plan Increase was approved by the Company’s stockholders at the 2020 Annual Meeting of Stockholders. The Company previously filed Registration Statements on Form S-8 on February 28, 2017 and August 2, 2019 (File Nos. 333-216334 and 333-232964) registering an aggregate of 5,400,000 shares of Common Stock under the Plan (the “Earlier Registration Statements”). The Company is filing this Registration Statement on Form S-8 to register an additional 1,150,000 shares of Common Stock authorized for issuance under the Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required under Rule 428(b)(1) of the Securities Act.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this registration statement by reference and made a part hereof:

(a)	XPO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 10, 2020, including portions of the Company's proxy statement on Schedule 14A, filed with the Commission on April 21, 2020, to the extent incorporated by reference into such Annual Report on Form 10-K;

(b)	XPO’s Current Reports on Form 8-K filed with the Commission on January 15, 2020, February 10, 2020 (Item 5.02), March 20, 2020, April 23, 2020 (Items 8.01 and 9.01), April 24, 2020, April 28, 2020, May 8, 2020, May 15, 2020, and May 28, 2020;

(c)	XPO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Commission on May 5, 2020;

(d)	XPO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the Commission on August 3, 2020;

(e)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on June 12, 2012, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement (other than any such documents or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of Title 8 of the General Corporation Law of the State of Delaware (“DGCL”), empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the XPO certificate of incorporation includes a provision that eliminates the personal liability of XPO’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to XPO or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, XPO’s ability or that of XPO’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the XPO certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer or certain other persons who (because of the fact that he or she is XPO’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by XPO’s directors, officers or certain other persons in advance of the final disposition of a proceeding according to applicable law.

Also, XPO’s Bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by the DGCL and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

XPO also provides insurance from commercial carriers against some liabilities incurred by XPO’s directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
5.1	Opinion of counsel.*
10.1	XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (incorporated by reference to Annex A to XPO Logistics, Inc.’s definitive proxy statement on Schedule 14A filed with the Commission on November 21, 2016).
10.2	Amendment No. 1 to the 2016 Omnibus Incentive Compensation Plan (incorporated herein by reference to Annex B to the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 22, 2019).
10.3	Amendment No. 2 to the 2016 Omnibus Incentive Compensation Plan (incorporated herein by reference to Annex B to the registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 21, 2020).
23.1	Consent of KPMG LLP.*
23.2	Consent of counsel (included in Exhibit 5.1).*
24.1	Power of Attorney (included in the signature page hereto).*

* Filed herewith

Item 9.	Undertakings

A.       A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on this August 3, 2020.

XPO LOGISTICS, INC.,

By:	/s/ David B. Wyshner
David B. Wyshner
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of XPO Logistics, Inc., do hereby constitute and appoint Bradley S. Jacobs and David B. Wyshner, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley S. Jacobs	Chairman of the Board of Directors and	August 3, 2020
Name: Bradley S. Jacobs	Chief Executive Officer (Principal Executive Officer)

/s/ David B. Wyshner	Chief Financial Officer (Principal Financial	August 3, 2020
Name: David B. Wyshner	Officer)

/s/ Lance A. Robinson	Chief Accounting Officer (Principal	August 3, 2020
Name: Lance A. Robinson	Accounting Officer)

/s/ AnnaMaria DeSalva	Vice Chairman of the Board of Directors	August 3, 2020
Name: AnnaMaria DeSalva

/s/ Gena L. Ashe	Director	August 3, 2020
Name: Gena L. Ashe

/s/ Marlene M. Colucci	Director	August 3, 2020
Name: Marlene M. Colucci

/s/ Michael G. Jesselson	Lead Independent Director	August 3, 2020
Name: Michael G. Jesselson

/s/ Adrian P. Kingshott	Director	August 3, 2020
Name: Adrian P. Kingshott

/s/ Jason D. Papastavrou	Director	August 3, 2020
Name: Jason D. Papastavrou

/s/ Oren G. Shaffer	Director	August 3, 2020
Name: Oren G. Shaffer

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